PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
April 22, 2010

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2010

•	First quarter EBITDA and operating profit increase 10% above prior year to $357.2 million and $242.2 million, respectively

•	EPS from continuing operations totals $0.50; Adjusted EPS is $0.52

•	Targeting 2010 EBITDA and Adjusted EPS up to 47% and 64% higher than 2009, respectively; benefiting from increasing pricing and metallurgical coal volumes in Australia

•	Increasing 2010 Australia met sales approximately 25% to 9.5 to 10.5 million tons

ST. LOUIS, April 22 – Peabody Energy (NYSE: BTU) today reported first quarter 2010 EBITDA of $357.2 million, a 10 percent increase from the prior year. Revenues for the quarter rose 4 percent to $1.52 billion. Income from continuing operations, including the non-cash expense from currency-driven remeasurement of foreign income taxes, was $137.1 million. Adjusted income from continuing operations, excluding the tax remeasurement expense, totaled $142.5 million. Diluted earnings per share from continuing operations, including the non-cash expense from currency-driven remeasurement of foreign taxes, was $0.50, and adjusted earnings per share totaled $0.52.

“Peabody’s first quarter results demonstrate the power of our global platform, with expanded contributions from both U.S. and Australia operations,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “We anticipate higher revenues and earnings from new contract settlements and rising metallurgical coal volumes in Australia, increased throughput from the new NCIG terminal, and contributions from the new Bear Run Mine in the Midwestern U.S.”

RESULTS FROM CONTINUING OPERATIONS

First quarter 2010 sales volumes totaled 58.3 million tons, approximately on par with prior-year levels as operations overcame weather-related disruptions in both Australia and the

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United States. A 41 percent increase in Australia shipments over the prior year offset planned reductions in U.S. production. Revenues rose 4 percent to $1.52 billion.

EBITDA totaled $357.2 million for the first quarter, a 10 percent increase from $325.4 million in 2009. U.S. EBITDA was $282.0 million as higher revenues per ton and overall cost containment led to a 16 percent margin expansion. Australian EBITDA reached $123.3 million on increased volumes and lower costs per ton. Trading and Brokerage and Resource Management delivered a combined $36.8 million of EBITDA compared with $70.0 million in the prior year given reduced volatility and structured transactions.

Operating profit rose 10 percent to $242.2 million. Depreciation totaled $105.5 million and the tax provision, excluding remeasurement, reached $50.7 million for the quarter. Including the remeasurement of foreign income taxes, income from continuing operations totaled $137.1 million. Adjusted income from continuing operations totaled $142.5 million. Diluted earnings per share from continuing operations, including the remeasurement of foreign income taxes, was $0.50 and adjusted earnings per share totaled $0.52. These compare with prior-year values of $0.50 per share each. Cash on hand has nearly doubled from year-ago levels, to $1.03 billion.

Compared with the fourth quarter of 2009, first quarter EBITDA rose 20 percent, operating profit increased 28 percent, and net income rose 44 percent.

“Peabody’s operating platform is performing extremely well, resulting in higher margins from both increasing revenues and our successful cost containment program,” said Executive Vice President and Chief Financial Officer Michael C. Crews.

Peabody’s core focus on safety continued to yield positive results. In the first quarter, Peabody’s global incidence rate decreased 10 percent over the prior year. 2009 was the safest in Peabody’s 126-year history, with an incidence rate 21 percent better than the prior year. The company’s incidence rate is half that of the U.S. coal industry average and better than a broad range of other industrial, construction and service industries.

GLOBAL COAL MARKETS AND PEABODY’S POSITION

International Markets

International markets remain outstanding in the Pacific Rim, with China and India coal import demand continuing at record rates and developed economies running at higher capacity factors as they recover from the global financial crisis.

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•	Global steel production is expected to increase more than 10 percent in 2010, and global seaborne metallurgical coal demand is expected to increase by more than 50 million tonnes.

•	Approximately 94 gigawatts (GW) of new coal-fueled plants are expected to begin operations in 2010, representing approximately 375 million tonnes of annual coal demand.

•	China’s net coal imports reached 39 million tonnes in the first quarter of 2010, putting the nation on a pace to exceed 2009’s record 104 million tonnes of net imports.

•	India’s coal imports are projected to rise 25 percent to approximately 110 million tonnes in 2010. The country is increasing steel production and has 78 GW of new coal-based plants currently under construction.

•	2010 Pacific seaborne metallurgical coal demand is expected to increase by 35 million tonnes, or 25 percent, with thermal demand rising by nearly 10 percent. Peabody estimates that Pacific coal demand will represent a record 75 percent of the global seaborne coal shipments in 2010. Atlantic markets are expected to show a slight decline, as a recovery in metallurgical coal shipments is more than offset by a reduction in thermal demand.

Because of the tightness in Pacific supply-demand fundamentals, reference high-quality hard coking coal settled for quarterly contracts commencing April 1 at $200 per tonne, and spot metallurgical coal is now selling for $240 to $250 per tonne. Reference contracts for Newcastle quality thermal coal settled at $98 per tonne with the futures pricing above $100 per tonne through 2013.

U.S. Markets

U.S. markets continue to recover from the recession, with electricity generation up more than 4 percent year to date in the coal-dominant regions and stockpiles declining from cold winter weather and reduced production.

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In addition to increased coal use from overall generation growth, coal has so far in 2010 gained market share due to limited nuclear generation and a switching back to coal from natural gas. Stockpiles declined at a record pace between December 2009 and February 2010, drawing down 36 million tons of coal versus the 10-year average decline of 15 million tons. Half of the industry reductions occurred at Powder River Basin-sourced coal-fueled plants. As a result, the excess inventories at Central Appalachia plants are nearly twice as high on a days-use basis as Powder River Basin-sourced plants.

Inventory reductions drove prompt Powder River Basin prices more than 75 percent higher in the past six months, with forward-year pricing exceeding prompt pricing. This has occurred even as Central Appalachian steam coal pricing has remained relatively flat.

Peabody’s Position

Given robust metallurgical coal demand, Peabody has increased its 2010 Australia metallurgical sales targets to 9.5 to 10.5 million tons. Revised targets include nearly 1 million tons of thermal coal upgraded to metallurgical quality.

Peabody is obtaining pricing in line with industry settlements for its second quarter met coal shipments. Peabody also signed annual commitments at more than a 20 percent premium to the quarterly pricing. Peabody currently has 4.5 to 5.0 million tons of unpriced metallurgical coal for second half 2010 deliveries, and nearly all of the company’s expected 2011 metallurgical coal production is available for pricing.

The company’s revised seaborne thermal sales are now 11.5 to 12.0 million tons. Unpriced thermal volumes for the remainder of 2010 are 5.0 to 5.5 million tons, and are expected to be contracted in line with industry settlements. The company has 9 to 10 million tons of Australian thermal export coal available for 2011 pricing.

Peabody expects higher realized prices in Australia for the last three quarters of 2010 than the first quarter’s $122 per ton average for metallurgical coal and the $66 per ton average pricing for thermal coal exports.

In the United States, Peabody’s contracting strategy led to the company prudently contracting 2010 volumes early to avoid exposure to recession-suppressed pricing. The company has 50 to 60 million tons of U.S. coal available for 2011 pricing.

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Peabody retains the largest unpriced position in the industry for 2012 with 120 to 130 million tons available for pricing in the United States, along with 23 to 25 million tons in Australia.

Peabody has a substantial and growing platform to serve growth markets. In 2010, Australia volumes remain on track to increase 20 to 30 percent, aided by strong production levels as well as the opening of the new NCIG terminal that adds 5 to 6 million tons of annual throughput capacity for Peabody.

Longer term, Peabody intends to increase its Australian production platform through organic growth, to 35 to 40 million tons per year by 2014 from 22 million tons in 2009. The company is advancing multiple metallurgical and thermal coal projects in Queensland and New South Wales.

Separately, the company has announced a strategic acquisition proposal to further increase its exposure to the Australian metallurgical coal markets. The company submitted a definitive proposal on April 15 to acquire a controlling interest in Macarthur Coal Limited (ASX: MCC).

In the United States, Peabody has the largest production and reserve position in the Powder River Basin and Illinois Basin, which are safe, low-cost regions that will continue to penetrate Eastern U.S. markets. In the Midwest, Peabody begins shipments next month from the Bear Run Mine, the largest new mine to be developed east of the Mississippi River in several decades. Bear Run production is expected to grow to 8 million tons per year within several years.

OUTLOOK

“With rising Australian volumes and pricing and a growing global trading and brokerage business, we have enormous capacity to capitalize on expanding Asian coal demand,” said Boyce. “We have the leading position in the lowest-cost U.S. regions, with leverage to improving prices as the economy recovers.”

Peabody continues to target 2010 sales of 240 to 260 million tons, including U.S. sales of 185 to 195 million tons, higher Australian sales of 27 to 29 million tons and Trading and Brokerage volumes. The company is targeting 2010 EBITDA of $1.6 to $1.9 billion with adjusted earnings of $2.45 to $3.15 per share, excluding currency remeasurement.

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Higher metallurgical and seaborne thermal prices are expected to drive second quarter 2010 EBITDA to $350 to $425 million with adjusted earnings per share of $0.50 to $0.65.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2009 sales of 244 million tons and $6 billion in revenues. Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 22, 2010. These factors are difficult to accurately predict and may be beyond the company’s control.  The company does not undertake to update its forward-looking statements.  Factors that could affect the company’s results include, but are not limited to: demand for coal in United States and international power generation and steel production markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of weather on demand, production and transportation; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements affecting the use of coal; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

This information includes certain non-GAAP financial measures as defined by SEC regulations.  We have included reconciliations of these measures to the most directly comparable GAAP measures in this release.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2010, Dec. 31, 2009 and Mar. 31, 2009

(Dollars in Millions, Except Per Share Data)

	Quarter Ended
	Mar.	Dec.	Mar.
	2010	2009	2009
Tons Sold (In Millions)	58.3	61.2	59.5

Revenues	$1,515.6	$1,554.2	$1,453.0
Operating Costs and Expenses	1,108.7	1,159.5	1,080.7
Depreciation, Depletion and Amortization	105.5	99.7	96.3
Asset Retirement Obligation Expense	9.5	8.3	9.4
Selling and Administrative Expenses	55.4	57.9	46.1
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(7.3)	(7.0)	(3.3)
Loss from Equity Affiliates	1.6	46.4	4.1

Operating Profit	242.2	189.4	219.7
Interest Income	(1.0)	(1.9)	(2.8)
Interest Expense	50.0	49.6	51.1

Income from Continuing Operations Before Income Taxes	193.2	141.7	171.4
Income Tax Provision:
Provision	50.7	22.9	31.1
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	5.4	5.3	(0.9)

Income Tax Provision	56.1	28.2	30.2

Income from Continuing Operations, Net of Income Taxes	137.1	113.5	141.2
Income (Loss) from Discontinued Operations, Net of Income Taxes	(0.4)	(18.5)	34.0

Net Income	136.7	95.0	175.2
Less: Net Income Attributable to Noncontrolling Interests	3.0	2.8	5.2

Net Income Attributable to Common Stockholders	$133.7	$92.2	$170.0

Diluted EPS (1):

Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.50	$0.41	$0.50
Discontinued Operations	—	(0.07)	0.13

Net Income Attributable to Common Stockholders	$0.50	$0.34	$0.63

EBITDA	$357.2	$297.4	$325.4
Adjusted Diluted EPS (1):

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.50	$0.41	$0.50
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.02	0.02	—

Adjusted Income from Continuing Operations	$0.52	$0.43	$0.50

(1)	Weighted average diluted shares outstanding were 268.2 million, 267.7 million and 267.3 million for the quarters ended Mar. 31, 2010, Dec. 31, 2009 and Mar. 31, 2009, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2010, Dec. 31, 2009 and Mar. 31, 2009

	Quarter Ended
	Mar.	Dec.	Mar.
	2010	2009	2009
Revenue Summary (Dollars in Millions)

U.S. Mining Operations	$971.5	$965.6	$964.5
Australian Mining Operations	446.5	471.4	360.3
Trading and Brokerage Operations	90.1	106.2	123.5
Other	7.5	11.0	4.7

Total	$1,515.6	$1,554.2	$1,453.0

Tons Sold (In Millions)

Midwestern U.S. Mining Operations	7.1	7.8	7.8
Western U.S. Mining Operations	40.0	38.6	40.8
Australian Mining Operations	6.2	6.4	4.4
Trading and Brokerage Operations	5.0	8.4	6.5

Total (1)	58.3	61.2	59.5

Revenues per Ton – Mining Operations

Midwestern U.S.	$43.71	$41.73	$40.02
Western U.S.	16.55	16.55	16.03
Total — U.S.	20.63	20.78	19.86
Australia	71.97	74.00	81.95
Operating Costs per Ton – Mining Operations (2)

Midwestern U.S.	$33.24	$32.24	$31.38
Western U.S.	11.36	11.95	11.54
Total — U.S.	14.64	15.36	14.71
Australia	52.09	55.38	63.02
Gross Margin per Ton – Mining Operations (2)

Midwestern U.S.	$10.47	$9.49	$8.64
Western U.S.	5.19	4.60	4.49
Total — U.S.	5.99	5.42	5.15
Australia	19.88	18.62	18.93
Operating Profit Per Ton	$4.15	$3.09	$3.69
		Quarter Ended

	Mar.	Dec.	Mar.
(Dollars in Millions)	2010	2009	2009

EBITDA – U.S. Mining Operations	$282.0	$252.1	$250.3
EBITDA – Australian Mining Operations	123.3	118.7	83.2
EBITDA – Trading and Brokerage Operations	32.4	48.2	65.5
EBITDA – Resource Management (3)	4.4	2.7	4.5
Selling and Administrative Expenses	(55.4)	(57.9)	(46.1)
Other Operating Costs, Net (4)	(29.5)	(66.4)	(32.0)
EBITDA	357.2	297.4	325.4
Depreciation, Depletion and Amortization	(105.5)	(99.7)	(96.3)
Asset Retirement Obligation Expense	(9.5)	(8.3)	(9.4)
Operating Profit	242.2	189.4	219.7
Operating Cash Flows	164.0	380.7	191.5
Coal Reserve Lease Expenditures	—	—	59.8
Capital Expenditures (Excludes Acquisitions)	100.6	131.9	48.3

(1) Metallurgical coal sales totaled 2.3 million tons, 2.4 million tons and 0.8 million tons for the three months ended Mar. 31, 2010, Dec. 31, 2009 and Mar. 31, 2009, respectively.
(2) Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(3) Includes asset sales, property management costs and revenues, and coal royalty expense.
(4) Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, and income (losses) from equity interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Mar. 31, 2010 and Dec. 31, 2009

(Dollars in Millions)

	Mar. 31	Dec. 31
	2010	2009
	(Unaudited)
Cash and Cash Equivalents	$1,025.4	$988.8
Receivables, Net	305.6	303.0
Inventories	343.2	325.1
Assets from Coal Trading Activities, Net	278.7	276.8
Deferred Income Taxes	29.4	40.0
Other Current Assets	266.3	255.3

Total Current Assets	2,248.6	2,189.0
Net Property, Plant, Equipment and Mine Development	7,245.8	7,261.5
Investments and Other Assets	560.9	504.8

Total Assets	$10,055.3	$9,955.3

Current Maturities of Debt	$14.3	$14.1
Liabilities from Coal Trading Activities, Net	76.6	110.6
Accounts Payable and Accruals	1,076.1	1,187.7

Total Current Liabilities	1,167.0	1,312.4
Long-Term Debt	2,734.7	2,738.2
Deferred Income Taxes	379.7	299.1
Other Long-Term Liabilities	1,830.2	1,849.7

Total Liabilities	6,111.6	6,199.4
Stockholders’ Equity	3,943.7	3,755.9

Total Liabilities and Stockholders’ Equity	$10,055.3	$9,955.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended Mar. 31, 2010, Dec. 31, 2009 and Mar. 31, 2009

(Dollars in Millions)

	Quarter Ended
	Mar.	Dec.	Mar.
	2010	2009	2009
EBITDA	$357.2	$297.4	$325.4
Depreciation, Depletion and Amortization	105.5	99.7	96.3
Asset Retirement Obligation Expense	9.5	8.3	9.4
Interest Income	(1.0)	(1.9)	(2.8)
Interest Expense	50.0	49.6	51.1
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	50.7	22.9	31.1

Adjusted Income from Continuing Operations (1)	142.5	118.8	140.3
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	5.4	5.3	(0.9)

Income from Continuing Operations, Net of Income Taxes	$137.1	$113.5	$141.2

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes – 2010 Targets (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ending Jun. 30, 2010		Year Ending Dec. 31, 2010
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$350	$425	$1,600	$1,900
Depreciation, Depletion and Amortization	110	115	445	466
Asset Retirement Obligation Expense	11	9	40	37
Interest Income	—	(1)	(2)	(5)
Interest Expense	53	50	210	205
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	40	71	232	325

Adjusted Income from Continuing Operations (1)	136	181	675	872
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	5	5

Income from Continuing Operations, Net of Income Taxes	$136	$181	$670	$867

Adjusted Diluted EPS:

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.50	$0.65	$2.43	$3.13
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	0.02	0.02

Adjusted Income from Continuing Operations	$0.50	$0.65	$2.45	$3.15

(1) Amount does not include net income attributable to noncontrolling interests, which is necessary to arrive at the numerator used to calculate adjusted diluted EPS.
(2) Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.